UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2007

Lab123, Inc.
(Exact name of Registrant as specified in charter)

Delaware	333-137545	45-0542515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Field Drive, Suite 240, Lake Forest, Illinois		60045
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (847) 234-8111

233 Narragansett Avenue, Lawrence New York 11559
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 31, 2007 Michael Sosnowik resigned his positions as Chief Executive Officer and a director of the Lab123, Inc. (the “Company”) in order to pursue other interests. On such date, Mr. Sosnowik and the Company entered into a letter agreement terminating Mr. Sosnowik’s employment agreement with the Company (the “Termination Agreement”). Under the Termination Agreement, Mr. Sosnowik has agreed that during a transition period from February 1, 2007 to May 1, 2007, Mr. Sosnowik will make himself available to assist the Company on any issues or customer solicitations which were open as of January 31, 2007 and that during such transition period, Mr. Sosnowik would continue to receive payments at a rate equal to the salary ($200,000 per annum) he was receiving under his former employment agreement. In addition, Mr. Sosnowik will continue to receive Company paid health insurance coverage through May 1, 2007 and the Company agreed to waive Mr. Sosnowik’s covenant not to compete with the Company after May 1, 2007.

On February 1, 2007 the Board of Directors of the Company approved the terms of an employment agreement between the Company and Mary Rodino under which Ms. Rodino will become employed by the Company as the Chief Executive Officer of the Company effective as of March 1, 2007.The Board also elected Ms. Rodino as a director of the Company to fill the vacancy created by the resignation of Mr. Sosnowik.

Under the employment agreement with Ms. Rodino, she will be employed as the Chief Executive Officer for an initial term of three years and thereafter on a year to year basis unless either party terminates the employment agreement by written notice given at least 30 days prior to the end of the current term of the agreement. Under the agreement Ms. Rodino shall receive a salary at the rate of $200,000 per year and annual performance bonuses based upon the Company’s achievement of at least $1,500,000 pre-tax profit for the applicable year. If the Company achieves $1,500,000, but not more than $5,000,000 in pre-tax profits in a given year, Ms. Rodino shall receive a performance bonus equal to $150,000 plus 6% of the amount by which the Company’s pre-tax profit exceeds $1,500,000. If the Company achieves a pre-tax profit in excess of $5,000,000 in a given year, then Ms. Rodino’s performance bonus shall be $360,000 plus 4% of the amount by which the Company’s pre-tax profit exceeds $5,000,000 in such year.

Under the employment agreement the Company will also grant to Ms. Rodino options to purchase an aggregate of 500,000 shares of the Company's common stock for $.36 per share. Options to purchase an aggregate of 200,000 shares of common stock shall be vested immediately upon execution of the agreement, and options to purchase an additional 100,000 shares of common stock shall vest on each of the following dates: March 1, 2008, March 1, 2009 and March 1, 2010. Upon vesting, such options may be exercised until the earlier of (i) March 1, 2010, or (ii) 90 days after termination of Ms. Rodino’s employment by the Company for any reason.

If termination of Ms. Rodino’s employment agreement is by Ms. Rodino prior to July 1, 2007 or thereafter if termination is by the Company for Cause (as defined ), as result of the Ms. Rodino’s Total Disability (as defined), death or retirement or if Ms. Rodino terminates the agreement for other than Good Reason (as defined), the only compensation of any kind or nature that Ms. Rodino shall be entitled to receive following such termination shall be such compensation earned by her prior to the date of termination and which is then unpaid. However, if the Company terminates Ms. Rodino’s employment prior to July 1, 2007, then Ms. Rodino shall be entitled to receive an additional payment of $100,000 payable in twelve monthly installments commencing with the last day of the month following the month in which termination of her employment with the Company occurs.

If the Company does not renew the term of Ms. Rodino’s employment agreement following the expiration of the initial term and the agreement has not been earlier terminated by Ms. Rodino or by the Company for Cause or as a result of her Total Disability or death, then Ms. Rodino shall be entitled to receive an additional payment of $100,000 payable in twelve monthly installments commencing April 1, 2010.

Ms. Rodino, age 52, has since August 2003 served (and is currently serving) as Chief Sales Officer of Cancer Treatment Centers of America, a privately owned specialty healthcare services company, with approximately $350 million in revenue for 2006. Ms. Rodino headed a staff of 45 employees in her department. From June 2000 to September 2002 Ms. Rodino, was Senior Vice President of Sales, North America for InterCall, an internet and telecommunications company which had approximately $200 million in annual revenues during her tenure. From 1997 to 2000 she was Vice President and General Manager of one point Communications, a telecommunications company and prior thereto she was employed by AT&T in various positions on increasing responsibility. Ms. Rodino graduated University of Illinois Medical center with a Bachelor of Science degree in Occupational Therapy and obtained an MBA degree from the University of Illinois in 1982.

There are no arrangements or understandings between Ms. Rodino and any other persons pursuant to which she was selected as an officer or director of the Company. Ms. Rodino has no family relationship with any other director or officer of the Company.

Item 9.01	Financial Statements and Exhibits

Number	Description

10.1	Termination Agreement, dated January 31, 2007 between the Company and Michael Sosnowik.

10.2	Employment Agreement, effective as of March 31, 2007, between the Company and Mary Rodino.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAB123, INC.

February 5, 2007	By:	/s/ Henry Warner
Henry Warner
Chairman of the Board